Exhibit 99.8

Consent of Person Named as About to Become Director

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who is anticipated to become a director of Peoples Financial Services Corp. (“Peoples”) following the consummation of the merger of FNCB Bancorp, Inc. (“FNCB”) with and into Peoples in accordance with the Agreement and Plan of Reorganization, dated as of September 27, 2023, between Peoples and FNCB, as described in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Peoples, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Joseph Coccia	November 22, 2023
Joseph Coccia	Date